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WASHINGTON MUTUAL
October 17, 2001
9:30 a.m. CDT

    This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about our estimates of future financial results, including future operating results, the effects of future interest rate movements on our financial results; and the effects of the economic environment on the credit quality of our loan portfolios, (ii) statements about our plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

    The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

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  delays or difficulties in the integration by Washington Mutual of recently acquired businesses;

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  adverse governmental or regulatory policies may be enacted;

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  the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

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  interest rates may increase, which would adversely affect our gains on sales of loans and securities;

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  the risks associated with continued diversification of assets and adverse changes to credit quality;

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  competition from other financial services companies in our markets;

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  the concentration of our operations in California may adversely affect results if the California economy or real estate market declines; and

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  the current economic slowdown may continue longer than anticipated, causing an adverse effect on credit quality and loan originations.

    Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our reports filed with the SEC.

    All subsequent written and oral forward-looking statements concerning other matters attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

K. Killinger	Okay. Well thank you and good morning to everyone who's joined us for Washington Mutual's earnings call and Web cast covering our third quarter of 2001. As usual, I have Bill Longbrake, our CFO, with me today and he'll be providing a detailed analysis of our third quarter results, which were very strong.

First, however, I'm going to review a few of the highlights of the most recently completed quarter. I'll then come back after Bill's remarks and talk about capital deployment in the current environment before wrapping up with final earnings guidance for this year and our latest thinking on 2002. After that, we'll open it up for your questions.

So to start things off, Washington Mutual yesterday announced record quarterly earnings of $832.3 million, or $0.94 per diluted share. This compares with earnings of $452.5 million, or $0.57 a diluted share in last year's second quarter and far exceeded are targeted earnings per share growth rate of 13% or better over the long term.

Now I should point out that the third quarter 2001 was the first period to reflect full quarter results of the recent acquisitions of the former mortgage operations of PNC and Fleet as well as Bank United.

Third quarter earnings generated a return on common equity in excess of 23.6%, which comfortably exceeded our 20% long-term target. So we generated a pretty impressive bottom line. Let me now cover some of the top-level results for this most recently completed period, which indicates, I think, a continuation of solid operating fundamentals throughout the company.

Now I'll cover just a few of the highlights. As we suggested it would be in our second quarter conference call, the net interest margin expanded during the third quarter and helped drive net interest income to $1.82 billion, up by 76% year over year. Now Bill's going to be covering in his remarks where we see the net interest margin, the net interest income going from here. I'd encourage you to pay particular attention to that commentary.

In addition to the record net interest income, the company continued to generate strong growth in fee income, including depositor and other retail banking fees and non-interest income driven by our home loans and insurance services group.

Over the past year, net growth in our checking account base topped 916,000 and helped produced a 30% increased in depositor and other retail banking fees for this year's third quarter compared to last year's similar period.

In the third quarter alone, our checking accounts grew by over 197,000 on a net basis, which represented yet another quarterly record. Now while investors tend to pay a lot of attention on the margin and its effect on net interest income, we encourage you to not overlook our company's exceptionally strong growth in depositor and other retail banking fees.

This type of fee income is well insulated from fluctuations and interest rates and at over $333 million in the third quarter alone, it represents a significant portion of the company's overall profitability.

Of course, the other key driver, non-interest income, for our company comes from the gains from loans that result from the sale of primarily fixed rate residential mortgages. During the third quarter, gains from mortgage loans totaled more than $275 million, up significantly from $55.5 million last year. This substantial increase was driven by very strong refinancing activity, which accounted for approximately 60% of our single-family residential volume as well as the additional production of the mortgage operations of PNC and Fleet plus Bank United, which were not part of Washington Mutual a year ago.

Total loan volume was an exceptional $47.22 billion in the third quarter compared with $17.89 billion a year ago. Single-family residential loan volume, which represented the largest percentage in its total, was a record $43.09 billion, up sharply from about $14.32 billion one year ago.

Now given where we are in the interest rate cycle, it's appropriate for me to review our mortgage strategy because it is a little different from those of many of our competitors. Our strategy combines our strengths of portfolio lending and mortgage banking and includes a balance and full complement of retail, broker and correspondent distribution channels. As we're seeing now in a lower interest rate environment, asset growth slows, but our mortgage banking capability drives substantial loan volumes and non-interest income generated from gain on sale of primarily fixed rate mortgages.

Conversely, when mortgage rates rise to the point where consumers prefer adjustable rate mortgages, our exceptional adjustable rate mortgage origination capability and portfolio power will kick in, facilitating growth in the balance sheet. We believe that this is a winning strategy for all interest rate cycles.

Now turning to our higher margin loan categories and our production in the third quarter: origination of non single-family residential loans increased year over year, but not as substantially as in previous quarters. We have purposefully curtailed growth in many of these areas given the uncertainly in the economy.

In the third quarter, higher margin loan volume was up 16% to $4.13 billion compared with $3.57 billion last year. To illustrate our intentional strategy of slowing growth of higher margin loans, volume in these categories in the second quarter of this year was nearly $5.4 billion and represented a 47% increase from the previous years figure.

Now turning to credit quality, which is a topic I know is on everyone's mind: non-performing assets as a percentage of total assets was 91 basis points since September 31 of 2001. As previously discussed in our past few conference calls, we anticipated growth in non-performing assets and the need to increase our loan loss provisioning given the composition of the Bank United loan portfolio, the slowing national economy and the upward trend we've seen in non-performing assets throughout the banking industry overall.

However, in light of greater economic uncertainty following the September 11th terrorists attacks, we felt it was also appropriate to take an even more conservative approach to our loan loss provisioning in the third quarter. Under normal circumstances, it has been our policy to establish the loan loss provision to generally meet or exceed net charge offs in a given quarter depending on the state of the economy and other credit trends.

In the third quarter, we substantially increased the provision for loan and lease losses to about $200 million compared with the second quarter's $92.4 million provision. The third quarter provision significantly exceeded net charge offs, which were $74.8 million for the quarter.
Now until the economic impact of the events of the past months become better known to us, our plan is to continue to lean towards a more conservative approach to provisioning relative to charge offs.

In addition to increasing provisioning levels, we've taken several steps to further strengthen our underwriting criteria in our single family residential business, particularly in areas that we designate as higher risk markets. Bill will also be sharing this information with you in his comments. So stay tuned in for that.

Now before I turn things over to Bill, I want to conclude my initial remarks with a few comments regarding our strategy to mitigate the effects of declining rates, of their effect on the valuation of mortgage servicing rights, or MSRs. As we reported yesterday, the company added more than $554 million to the impairment reserve for MSRs in the third quarter. However, the income generated from the combination of very strong gain on sale for mortgages and additional gains from the sale of securities and liquidation of derivative investments exceeded the amount of that impairment.

Recall that we've talked about our interest rate risk management strategy in all of these previous calls. I point this out because up until this past quarter, we hadn't recorded a sizable MSR impairment. However, our third quarter results provided tangible examples of our ability to mitigate a significant MSR impairment through the combination of strong business fundamentals and use of hedging instruments we previously purchased for this very purpose.
Bill's going to be covering this subject in greater detail in his remarks. I ask that you pay particular attention to that discuss as well. So with that, I'll turn it over to Bill.
B. Longbrake
Well thank you, Kerry, and good morning to everyone. First the customary disclaimer statement. Statements contained in our commentary today, which are not historical facts and which pertain to future operating results of Washington Mutual, Inc. and its subsidiaries constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act 1995. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, stated in the risk factor section of our annual report on form 10-K.

In addition, the information in this conference call related to projections or other forward-looking statements may be relied upon subject to the previous Safe Harbor statement as of the date of this call, October 17, 2001, and may continue to be used while this call remains in the active portion of the company's Web site.

This call is the property of Washington Mutual. Any redistribution, retransmission or rebroadcast of this call in any form without the express written consent of Washington Mutual is strictly prohibited.

In the next few minutes, I plan to cover seven topics. First, I will begin with a few highlights of the third quarter. Second, I intend to cover a set of topics connected with our mortgage banking business including the effect of declining interest rates on refinancing, prepayments and balance sheet growth.
A related third topic has to do with the impact of changing interest rates on our single-family loan servicing portfolio and the valuation of mortgage servicing rights.
Fourth, I will discuss the impact of declining interest rates on the net interest margin and preparations we're making to manage for the impact of a possible increase in interest rates in the future.
Fifth, I will discuss the actions we took this quarter to increase the allowance for loan and lease losses.

Sixth, I will talk about trends and single-family credit quality and initiatives we are pursuing to manage risk in the current reversionary environment.
Finally, I will summarize credit trends and other non single-family residential loan portfolios.

So let's begin with third quarter highlights, which were very strong as Kerry noted. Net interest income rose 8%, or $142 million from the second quarter driven primarily by an increase in the net interest margin. The net interest margin rose 32 basis points to 3.53%, with lower yields on adjustable rate mortgages, partially offsetting the favorable effects of the 75 basis points in Federal Reserve rate cuts during the quarter and the change in the mix of funds towards lower costs and deposits.

I should point out that the net interest margin is now lower than the net interest spread because average earning assets decreased slightly during the quarter by $749 million while average interest-bearing liabilities rose $4.1 billion, reflecting the increase in non interest-earning assets such as mortgage servicing rights and goodwill stemming from the acquisition of the mortgage operations of Fleet. Depositor and other retail banking fee were 30% ahead of last year's third quarter.

Although it is difficult to quantify the exact impact of the September 11th attack, fees were about $14 million less in September than in August. Now, if retail sales slow in the fourth quarter as many expect, we would expect this to have a moderately depressing effect on depositor and other retail banking fees.

The 197,329 net increase in checking accounts during the quarter was another all-time record as Kerry mentioned. The annual growth rate in total accounts, net of those added from the acquisition of Bank United, actually rose to 14%.

Despite continuing weakness in the stock market, security fees and commissions declined just one percent from the third quarter of last year and actually increased 2% from last quarter. Bonds under management, which include the WM Group of Mutual Funds and the WM Income Builder, which is a fixed-rate annuity, continued to do very well in a difficult market environment. Bonds under management increased to $10.6 billion compared to $9.6 billion in the third quarter of 2000.

As of the end of the third quarter, the performance of the WM Group of Funds, which includes 19 Mutual Funds, continues to be solid with approximately two-thirds of them in the top 40% of what were Peer Ratings for one, three and five year performance.

Net of a reduction of $57.3 million in the reserve for loss on securities with recourse, which was recorded as a recovery of expense, non-interest expense was up $92.9 million from the second quarter. The reduction in recourse liability stem from improved loss experience, seizing of loans, increased prepayments and the conversion of $2.8 billion of securities from recourse to non-recourse through the purchase of credit guarantees that enables us to conserve on regulatory capital.

A portion of the increase in non-interest expense was due to the full quarter effect of the mortgage operations of Fleet, which were acquired at the beginning of June. Another portion of the increase was caused by an increase in transition-related expense incurred in connection with recent acquisitions. The remaining expense increases were driven by substantial increases in business volumes and investments in infrastructure which we expect will propel further increases in market share, revenues and operating efficiency over the longer run.

The stockholders' equity as total asset ratio improve from 5.85% at the end of the second quarter to 6.5% and is up from 5.2% at the beginning of the year. Now because recent acquisitions had been accounted for by the purchase method of accounting, the tangible stockholders' equity ratio, which excludes goodwill and other intangible assets and unrealized gain on securities and derivatives, is a more conservative measure of capital adequacy. The tangible stockholders' equity ratio measured in this way was 5.41% at the end of the third quarter compared to 4.79% at the beginning of the year.

Given the current risk profile of assets, we're targeting maintaining an average tangible stockholders equity ratio of 5%. In the near term, the tangible equity ratio will exceed 5% as we prepare for the acquisition of the Dime Savings Bank. However, slow asset growth or even shrinkage in the current low interest rate environment could also lead to a higher tangible equity ratio for a period of time.
For those interested in the number of shares used to calculate basic and diluted earnings per share, here's what accounts for the difference. Total basic common shares were 859.5 million.

To obtain total diluted average common shares of 879.4 million at September 30, you need to add the following common share equivalents: 9.3 million due to options, 1.8 million due to premium income equity securities and 8.8 million due to the second quarter issuance of trust preferred income equity redeemable securities, which by the way, now reflects a full quarter impact. Keep in mind that the number of common share equivalents will change as the price of the common stock changes.

Deposits grew $2.8 billion during the third quarter to $99.7 billion. Most of the increase in deposits was due to expansion of our institutional Certificate of Deposit program, which totaled $3 billion at the end of the third quarter. Escrow deposits related to our mortgage servicing business, increased $343 million to $8.2 billion. As a result of the increase in institutional CDs, transactions accounts as a percentage of total deposits declined to 60% from 61% at the end of the second quarter.

Let me now turn to a discussion of our residential mortgage operations. Despite the huge loan volume that Kerry talked about, total assets decreased $5.7 billion during the third quarter. The decrease was entirely accounted for by a reduction in single-family residential loans and mortgage bank securities and a decrease in mortgage servicing rights.

This shrinkage is a direct result of our ongoing strategy of selling most fixed rate single family residential loans in the secondary market and current borrower preferences for fixed rate loans in today's low interest rate environment. Because interest rates have continued to decline, we expect further balance sheet shrinkage in the fourth quarter.

Let's talk for a few moments about the surge in refinancing and the effect on new loan volume and on total loans and loans securitized and retained as mortgage-backed securities. Total new loan volume was a record $47.2 billion compared to $42.7 billion in the second quarter. Single family loan refinancing and robust home prices accounted for the increase.

Residential loan volume was up $5.8 billion to $43.1 billion, 71% of which was fixed rate, 21% was adjustable and 7% was specialty mortgage finance, almost the same percentages as in the second quarter. Residential loan sales and securitizations amounted to $35.9 billion during the quarter compared to $27.1 billion in the second quarter. This increase in loan sales resulted in a $2 billion reduction in loans held for sale as the amount sold exceeded new loans designated as held for sale.

Once interest rates stabilize, we expect adjustable rate loan volume will pick up and prepayments will slow, which will result in a resumption of growth in the amount of loans held in portfolio. In the interim, the steeper yield curve should result in a slight increase in borrower preferences for adjustable rate loans, which would mitigate, to a limited extent, balance sheet shrinkage.

Prepayment speeds on single family loans and mortgage-backed securities held in the portfolio after ranging between 12% and 14% during 2000, averaged 20% in the first quarter, 28% in the second quarter and 28% in the third quarter. Because long-term rates have dropped further and the yield curve has steepened, we expect prepayments could rise during the fourth quarter in a range of 30% to 36%.

Of course the flip side of all the prepayments is refinancing activity, which leads to very robust gain from mortgage loans. Gain from mortgage loans and originated securities rose $280 million in the third quarter compared to $238.6 million in the second quarter. We anticipate that gain from mortgage loans in a stable interest rate environment should be in the range between $120 million and $160 million per quarter.

Our residential loan servicing portfolio stood at $488.2 billion at the end of the third quarter. We earn servicing fees on $376.2 billion of loans service for others, of which $371.7 billion and $6.7 billion in associated mortgage servicing rights. Income on the remaining $112 billion, for which the related loans and securities are held in portfolio, is recorded as part of interest income.

Loan servicing income has several components. The first component is gross fees, which averaged about 44 basis points on an annualized basis in the third quarter. The second component is amortization of mortgage servicing rights, which averaged about 32 basis points on an annualized basis during the third quarter.

The amount of servicing rights amortized depends on the expected life of the servicing. Generally in falling interest rate environments, the life of the servicing asset will shorten and the amount of amortization will be increased. The converse is true when interest rates rise.

The net servicing fee is the net of the first two components; that is, gross fess less amortization and a small amount of other loan servicing expense. The net servicing fee averaged 11 basis points on an annualized basis in the third quarter.

The third component of loan servicing income is impairment of mortgage servicing rights. As I have explained in previous conference calls, the book value of mortgage servicing rights is the value of the servicing fee over the expected life of the loans discounted at an appropriate present value factor, discount factor.

When interest rates fall, the expected life of the servicing rights usually decreases and the discount rate utilized may also decrease. Each quarter we calculate the fair value of the mortgage servicing rights using prepayment and other assumptions that are judged to be reasonable in light of prevailing and expected market conditions. If the fair value is less than the book value of mortgage servicing rights, we record an impairment in value, which results in a reduction in loan servicing income and a creation of a reserve that reduces the value of mortgage servicing rights.

If the expected change in fair value is confirmed by subsequent developments, the reserve will be written off as the related mortgage servicing rights are amortized resulting in no further impact to loan servicing income. However, if the assumptions turn out to be more conservative than actual results and the expected change in fair value does not materialize, the reserve can be recovered as loan servicing income in future periods.

In the third quarter, we recorded an additional impairment of the value of mortgage servicing rights of $554.2 million, which raised the total impairment reserve to $704.6 million. Combining the impairment with other components of loan servicing income resulted in negative loan servicing income of $451.5 million for the quarter. Excluding the impairment, loan servicing income would have been $102.7 million compared to $65.7 million in the second quarter.

Now we have two risk management strategies for handling potential impairments in the fair value of mortgage servicing rights. The first is a natural business hedge that is inherent in our mortgage banking business. When prepayments accelerate, gain from mortgage loans increases, and that increase will offset a portion of the impairment. The natural hedge is even more powerful to the extent that we're able to replenish mortgage servicing rights at a faster rate than they're paying off.
In the third quarter, the replenishment rate was a very favorable annualized 34% of the average amount of servicing during the quarter compared to the annualized payoff rate of just 22%.

Now, for those of you who watch the numbers closely, you probably are asking why the prepayment rate of 28% that I cited earlier is higher than the 22% payoff rate I just cited. The 28% prepayment figure applies only to loans and mortgage-backed securities we hold on the balance sheet which are comprised mostly of short-term and medium-term adjustable rate loans.

The 22% payoff figure applies only to loan service for others. Only a few of which we hold on the balance sheet in the form of securities and are comprised mostly of fixed rate loans. Prepayment speeds on adjustable rate loans have been high because the rate indices on these loans adjust with the lag and, until recently, have been well above fixed rates for most of the year.

However, those indices are now falling rapidly and with a much steeper yield curve, prepayments rates on adjustable rate loans could now fall somewhat while prepayment rates on fixed rate loans are expected to increase.

Gain from mortgage loan and originated securities was $280 million in the third quarter, about $120 million above the higher end of the range expected in a stable interest rate environment. You'll recall I mentioned that range was $120 to $160 million. Thus, $120 million is our estimate of the approximate natural business hedge.

Now, the second risk management strategy encompasses the use of investment securities and derivatives to offset that part of an impairment that is not covered by the natural business hedge. The gap between the impairment of $554.2 million and the $120 million natural business hedge was covered by a gain from purchased securities of $312.5 million and a pretax gain of $124.9 million on the termination of repurchase agreements that had $3 billion in embedded interest rate floors. The combination of the natural business hedge and the financial hedges totaled $557.4 billion, nearly the same amount as the impairment.

As a point of clarification, accounting rules require the $74.5 million after-tax gain realized from the termination of repurchase agreements with embedded interest rates floors be recorded as an extraordinary gain below the line. These floors, however, are a normal part of our risk management program and as such, should properly be considered as component of regular and ongoing operations.

Now, I'm sure many of you are asking, "What about the future?" Because interest rates have fallen further since September 11th, there is the distinct possibility of additional impairment in the fair value of mortgage servicing rights in coming months. Consequently, we feel it is prudent to maintain financial hedges to manage that risk.

At the end of September, we held repurchase agreements that had $10.3 billion in embedded interest rate floors, which had a fair value in excess of cost of $564 million. We also held $10.7 billion in investment securities and an additional $9.9 billion in saleable mortgage-backed securities at the end of September, which had a market value of about $562 million above the book value, so combine a position exceeding $1.1 billion.
All in all, the combined hedge positions are substantial and can be expected to provide adequate contingent coverage for possible future impairments in the fair value of mortgage servicing rights.

Next let me discuss prospects for the net interest margin. Since the beginning of the year, the Federal Reservist cut the Fed Funds rate by 400 basis points to 2.5%. The net interest margin was 3.53% in the third quarter. However, it was 3.35% for the month of September.

The lower September margin primarily reflected the reverse snap back effect as yields on lagging one month adjustable rate loans began to decline faster in September than rates on deposits and borrowings. Keep in mind though, the 100 basis point cut in Fed Funds rate since September 11th. This cut will delay the full impact of the reverse snap-back effect and should push the margin above its September level during the fourth quarter.

If there are no further Fed Funds rate cuts, we now expect the marginal average 320 to 330 for the entire year. Through the first nine months, it has averaged 3.14%. As we previously indicated, our long term stable interest margin is in the range of 3% to 3.2% for our mix of assets and liabilities and assuming a stable interest yield curve with a slight positive slope of about 75 basis points between the three months Treasury Bill yield and the ten year Treasury Note yield.

The long-term stable margin reflects our continued success in increasing low-cost deposits including escrow deposits and gradually progress in remixing the loan and securities portfolios. Because one month adjustable rate single family mortgages are still an important component of our portfolio, the lag effect in asset yield adjustments will continue to result in the margin dipping below the long term stable range when rates rise and moving above the range when rates fall. If the Fed reduces rates further in coming months, the margin would take a little longer to settle back into the long-term expected range.

It is management's goal to moderate the volatility in the non-interest margin over the cycle. In the long run, we intend to do this by remixing assets and by increasing the proportion of total revenue that is not net interest income. We continue to make progress on both of these fronts.

Single-family residential loans, excluding specialty mortgage finance loans and mortgage-backed securities, as a percentage of total loans and mortgage-backed securities decline from 74.7% at the end of the second quarter to 73.5% at the end of third quarter.

Non-interest income as a percentage of total revenues, after adjusting for the third quarter pretax effect of the extraordinary gain taken in connection with our risk management strategies, remain relatively unchanged at 32%.
We're also managing potential future margin volatility by extending liability maturities and purchasing interest rate swaps and interest rate swaptions while rates are low.

During the third quarter we added $10.8 billion in long term funds with an average maturity of three and a quarter years. These funds were a combination of long-term cash liabilities and floating rate cash liabilities with linked fixed-rate interest rate swaps. In addition, we increased the total amount of interest rate swaptions from $7 1/4 billion to $11.4 billion, and these swaptions give us the option over the next two years to lock in specified fixed rates of interest on interest rate swaps with an average maturity of approximately 4.2 years.

Since the beginning of October, we have added another $4.7 billion in long term funding with an average maturity of two years. We expect to continue lengthening liability maturities during this period of low interest rates. This kind of liability management will reduce the extend to which the margin might rise in coming months, but it should reduce downside pressure on the margin when the cycle reverses and interest rates rise.

This strategy might not fully maximize margin expansion over the short term, but we expect it to reduce margin volatility over the longer term. As such, we believe this is the reasonable and smart strategy to pursue.

I don't think there's any argument any longer that the economy is in a recession, and of course a weak economy eventually leads to an increase in credit cost. Although net charge offs on loans were $74.8 million in third quarter, slightly lower than the $75.6 million taken in the second quarter, an increase in charge offs always lags a down turn in the economy. Thus, we increased the loan and lease loss provision to $200 million in the third quarter compared to $92.4 million in the second quarter.

However, as I stated earlier, we recovered 57.3 million in loss reserves that were no longer needed for recourse securities. Thus, in effect the net increase in loss coverage was $67.9 million, which equals the $200 million provision plus $74.8 million in charge offs less the $57.3 million reduction in recourse securities loss coverage. Depending on the severity of the recession and its impact on future charge offs, we anticipate a provision for loan and lease losses in the fourth quarter in the range of $125 million to $150 million.

Because of the slowing economy, I'd like to discuss trends and credit quality in more detail beginning with single family loans, which at $99.5 billion in loans outstanding and commitments as of August 31st, is our single largest exposure.

Non-performing single family loans have risen from $624.4 million a year ago to $910.9 million at the end of the third quarter. However, net charge offs were a low $2.8 million last year's third quarter compared to only $5.9 million this year. Charge offs are still averaging a very low three basis points on an annualized basis this year compared to just two basis points last year.

We have been conducting extensive research to pinpoint potential risk. Risk of loss that's greatest when all of the following three factors are present for a specific loan. First, the fico score's below 620. Second, it has a loan to value ratio adjusted for current home prices in its market greater than 80% and third, the market in which the home is located has a significant probability of price depreciation.

$991 million, or approximately one percent of single family mortgage loans meet the first two criteria. That is the low fico score and loan devalue ratios greater than 80%. But only about one third of these loans are located in markets with a significant probability of price depreciation.

While 55% of our portfolio is concentrated in California, serious delinquencies in California remain below the national average, even in the San Francisco Bay area, primarily because loan to value ratios are lower. The greatest weakness currently is actually in the Midwest and South, where we have only moderate exposure.

Generally, our lending is more conservative than the national averages. Only 20.9% of our loans have original loan devalue ratios greater than 80% compared to the national average of 31.1%, but when we take into account increases in the values of homes subsequent to the origination of our loans, the percentage of our loans with loan to value ratios greater than 80% declines to only 13.8%.

Our experience is that in a recession, losses are concentrated in higher loan to value loans in markets with declining home prices. Larger loans generally have lower serious delinquency than smaller loans. That is because generally larger loans have lower loan to value ratios. Fico scores on loans we have closed over the last year have actually increased somewhat.

Not withstanding our excellent results to date, we're taking a number actions to reduce our risk exposure in the current refinancing boom. First, we have structured cash out limits in tiers based upon loan to value ratios and loan amounts. This will limit the extent of cash out in markets with a significant probability of home price depreciation.

Second, we are reducing the maximum loan to value limits in high risk markets, such as Northern California, Boston and New York that have experienced significant home price appreciation. Third, we're developing action plans to expand utilization of geographic components and credit scoring to ensure approvals are appropriate for both individual and market risk considerations.

We're also making preparations in the default management section of our loan servicing operations to handle the increasing risk effectively. First, we are increasing staffing. Second, we're using an early indicator scoring model to identify and prioritize loans having greater risk of default. Third, we have designed specific work rules for high risk loans. Fourth, we have developed a streamline work out program for borrowers with curtailment of income either through loss of job or cut back in hours worked.

I might add that the Fannie Mae's western region recognizes us as a top default service in 2002, and we have been consistently recognized by Freddie Mac as a tier one service. Thus, while we believe single family residential loan delinquencies will continue to increase until the economy improves, we are actively managing risks and are well prepared to handle an increase in delinquencies and defaults. These actions should mitigate future potential losses.

Now, loans and commitments in our other credit portfolios totaled $53.8 billion at August 31st. Let me summarize each of those portfolios.
First, commercial real estate exposure is $21.6 billion. Seventy-nine percent of those loans are secured by multi-family properties.

Historically, multi-family loans have experienced very low losses, even during economic down turns. The addition of the Bank United portfolio earlier this year is responsible for a substantial portion of the increase in non-performing commercial real estate and multi-family loans, which have risen from $48.3 million a year ago to $388.6 million at the end of the third quarter.

Next category: consumer loans represent $11.3 billion in outstanding loans and commitments. Non-performing assets have increased modestly over the last year, but at a rate slower than the growth in total exposure. Improved credit scoring, underwriting and delinquency management over the last two years have greatly improved the performance of this portfolio and should keep us in good stead if the economy worsens.

Specialty mortgage finance loans represent $9.2 billion in outstanding loans and commitments. Overall, 60-day plus delinquencies in the portfolio specialty mortgage finance assets measured on the basis on time elapsed since origination continue to track very closely the data compiled on a comparable basis from Moody's Sub-Prime Asset-Backed Securities Database. Charge offs have averaged an annualized 31 basis points so far this year—still well below the expected normal level.

The commercial loan portfolio includes $7.6 billion in outstanding loans and commitments. This portfolio has experienced a large increase in non-performing assets from $14.1 million a year ago to $135.3 million at the end of the third quarter. Now a great deal of this increase stems from the acquisition of Bank United, which nearly doubled the size of the commercial loan portfolio.

Since acquiring Bank United, we have significantly tightened the loan approval process and have worked hard to reduce exposure in this portfolio. For example, we have reduced commitments by some $900 million.

The smallest portfolio is $4.1 billion in consumer finance loans and commitments. While this portfolio accounts for a substantial portion of quarterly charge offs, the increase in delinquencies and charge offs over the last year has been moderate.

Since the beginning of the year, management has placed less emphasis on expanding long growth and more emphasis on collections, particularly in states with weakening economies. In addition, over the last two year we have substantially increased the proportion of consumer finance loans secured by real estate.

With respect to the events of September 11th, we have only about $350 million in exposure to airlines, hotels and motels. All in all, we are optimistic that our caution in originating new higher risk loans this year, our increased conservatism and loan loss reserving and the various credit risk management initiatives that we are implementing will help us weather credit challenges in the coming months as the impact of the recession works its way through our loan portfolios.
That's my summary, Kerry.

K. Killinger	Thanks, Bill. Let me know address an important strategic topic that is on our minds before I conclude my remarks with the earnings guidance for what's left for this year as well as 2002.

Washington Mutual continues to generate a tremendous amount of capital from our core operations. One of our key challenges, particularly in the current environment, is finding ways to fully deploy that capital.

As you know, acquisitions, share repurchase and balance sheet growth are the three tools we use to deploy capital in excess of our 5% target. Let me cover each of these three areas as we see them in the current environment, beginning first with acquisitions.

We continue to be interested in opportunistic acquisitions that meet our criteria and believe that there may be opportunities to generate economic returns that would not have been possible just a few months or even a year ago. But in the current environment, we are going to be even more stringent in applying our four acquisition criteria.

A quick reminder, those are first, that any transaction has to be accretive to earnings per share with a reasonable period of time. Second, it has to be consistent with our business strategy. Third, it can present no undue operational risk and fourth, pose little material risk to our asset quality.

Now as long as we're on the subject of acquisitions, let me comment on our integration planning activities with Dime Bancorp. The integration is proceeding nicely and according to plan, and the World Trade Center attacks had minimal impact on Dime's operations. We fully anticipate closing the transaction some time during the first part of the first quarter of next year and look forward to the day when day when Dime employees essentially become part of the Washington Mutual family.

Now turning to our other capital deployment tools: share repurchase and balance sheet growth. We currently have the authority to repurchase up to 67.5 million common shares under our current program, and we believe that share repurchase is a very important tool to have in our arsenal if interest rates remain at historically low levels for a prolonged period and organic balance sheet growth continues to be a challenge. It's also nice to own the half if we're unable to find acquisitions that meet our criteria. Of course at some point, interest rates will begin to creep up, consumers will begin to find adjustable rate mortgages attractive and our strong capital position will allow for substantial balance sheet growth at that time.

Now having said all of this, our management team is not going to force capital deployment in the current environment. We are comfortable with idea of temporarily allowing our tangible equity to grow in excess of 5% if we feel we can generate higher long-term returns by investing that capital at a more opportune time in the future.

Now let's turn to the earnings outlook for the remainder of this year and for 2002. First, our earnings guidance for this year: you'll recall from our teleconference on July 18th that we suggested a range of between $3.50 and $3.60 a share for the full year was appropriate. Given that we have another quarter of the year under our belt, our best guidance now is that earnings for 2001 will be in the middle part of this range or perhaps even slightly above the middle part of that range.

Now let me frame some comments around this guidance. In the current environment, we see no reason to allow earnings to reach unsustainable levels to the detriment of future quarters.

In fact, now is a good time to be preparing for future movements in interest rates by purchasing hedging instruments that can benefit the company in a different operating environment. As we indicated earlier, we also feel it prudent to continue to be conservative in our loan and lease provisioning until things sort themselves out.

Now that said, let me now turn to our guidance for 2002. In our last conference call, we suggested that a range of between $3.90 and $4.10 per share was appropriate. We continue to be comfortable with this range, but in light of the economic uncertainty we've discussed in today's call, our bias is towards the lower end of that range. Now this would still indicate yet another very successful and strong year of profitability growth for Washington Mutual for 2002.

Now I'll be even more ardent than ever in saying that you'll have to factor in your own individual belief as to what's going to happen with interest rates and the economy as you make your own earnings forecast. Our guidance is based on the following assumptions.

One, the short term interest rates and consequently the rates we pay for deposits and borrowings will continue to come down through the beginning of next year. Likewise, mortgage rates could come down slightly further from their current level. Two, that the net interest margin for the year will be at a more normalized rate, such as Bill suggested, as yield on loans and securities come down in light of the interest rate environment.

Our third assumption is that meaningful balance sheet growth outside from what we will acquire from Dime and other potential acquisition will continue to be challenging until interest rates begin to move upward and consumer confidence and preferences shits more to adjustable rate mortgages. However, this will be offset in part by continued heavy volume in fixed rate mortgage originations which will drive strong non-interest income from gains for mortgage loans.

Fourth, the strong gains from mortgage loans combined with gains from securities and liquidation of hedges will help to offset any impairments to devalue mortgage servicing rights. Five, despite what interest rates all may do, we anticipate the continuation of rapid growth in depositor and other retail banking fees with incremental improvement in fee income as the year progresses.

Six, reflecting strong business volumes, non-interest expenses will continue to increase, but at a slower rate than the increase in revenues. Seven, we will continue our conservative stance on loan loss provisioning in 2002 until there are clear indications of improvement in the economy and credit trends. We are currently comfortable with provisioning levels that average $125 million to $150 million per quarter.

Finally, we anticipate that the non-performing asset, the asset ratio will rise slightly above our 1% long-term target given current economic trends. However, we anticipate that actual net charge offs will remain far below the growth in the non-performing assets.

Now, I point out that our one percent non-performing asset, the asset ratio is a benchmark that should be viewed over the course of a variety of economic cycles. Thus, it's only natural that during more challenging economic periods, such as the one that we're in today, the ratio may possibly rise slightly above that long term target.

So having provided this guidance and in keeping with past precedence, we won't be offering any further specific earnings directions beyond the figures I have just shared with you as we proceed with this morning's questions and answers.

Now before I turn things over for the question and answer session, I want to invite you to join us on November 29th for our fourth quarter 2001 Investor Day. You will recall that we have these update meetings once or twice a quarter, typically in Seattle. Once a year, we like to bring our management group to New York to host a meeting there. If you need more information or would like to RSVP for the meeting, please contact our Investor Relations Department.

One more comment before we move to the questions and answers. I do want to offer our company's deepest condolences to friends and family members of those who were victims of the September 11th tragedies. While Washington Mutual was fortunate and did not lose any employees to the terrorist attacks, we did lose a number of friends and colleagues from over the years, and our hearts go out to their families and loved ones.

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WASHINGTON MUTUAL October 17, 2001 9:30 a.m. CDT